SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2016

Charter Communications, Inc.

CCO Holdings, LLC

CCO Holdings Capital Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-33664 001-37789 333-112593-01	84-1496755 86-1067239 20-0257904
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street Stamford, Connecticut 06091
(Address of principal executive offices including zip code)

(203) 905-7801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS.

On December 23, 2016, Charter Communications, Inc. (“Charter”) and Advance/Newhouse Partnership (“A/N”) entered into a letter agreement (the “Agreement”) that (i) provides for $537 million worth of Charter Communications Holdings, LLC (“Charter Holdings”) common units (“Charter Holdings Common Units”) held by A/N to be exchanged for shares of Charter’s Class A common stock (“Charter Class A Common Stock”) (the “Exchange”) and (ii) requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A Common Stock or Charter Holdings Common Units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A Common Stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis once Charter or Charter Holdings have repurchased shares of Class A Common Stock or Charter Holdings Common Units from A/N and its affiliates for an aggregate purchase price of $537 million.

Any sale by A/N to Charter or Charter Holdings of shares of Charter Class A Common Stock or Charter Holdings Common Units pursuant to the Agreement will be subject to the right of first refusal of Liberty Broadband Corporation (“Liberty Broadband”) under the previously disclosed Proxy and Right of First Refusal Agreement.

Pursuant to the Agreement, Charter and A/N completed the Exchange on December 28, 2016. Charter expects an immediate step-up in the tax basis of the assets of Charter Holdings to have occurred as a result of the Exchange and will share equally the benefit that it receives from such step-up with A/N, pursuant to a previously disclosed Tax Receivables Agreement executed on May 18, 2016.

Also pursuant to the Agreement, Charter and A/N completed the initial sale of 752,767 Charter Holdings Common Units to Charter Holdings at a price per unit of $289.8266 (the “Repurchase”). Liberty Broadband waived its right of first refusal with respect to this sale pursuant to a waiver letter agreement, dated as of December 23, 2016, between Charter, A/N and Liberty Broadband (the “Liberty Waiver Agreement”).

As of the close of business on December 28, 2016, after giving effect to the Exchange, Charter had approximately 268.8 million shares of Charter Class A Stock outstanding, of which approximately 1.85 million were held by A/N. In addition, as of the close of business on December 28, 2016, after giving effect to the Exchange and the Repurchase, A/N also held convertible preferred units of Charter Holdings and Charter Holdings Common Units that are exchangeable or convertible, as applicable, into approximately 37.7 million shares of Charter Class A Common Stock.

Charter has established a Rule 10b5-1 plan in connection with its share repurchase activity and cannot predict when or if it will repurchase more shares of Charter Class A Common Stock pursuant to the current plan as such plan includes a price grid including a limit where Charter would not buy shares under the Rule 10b5-1 plan currently in place. Charter may also buy shares of Charter Class A Common Stock, from time to time, pursuant to private transactions outside of its Rule 10b5-1 plan and any such repurchases would also trigger the repurchases from A/N pursuant to and to the extent provided in the Agreement.

Copies of the Agreement and the Liberty Waiver Agreement are filed herewith as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference. The foregoing descriptions of the Agreement and the Liberty Waiver Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of those documents.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is being filed as part of this report:

Exhibit Number	Description

99.1	Letter Agreement, dated as of December 23, 2016, between Charter Communications, Inc. and Advance/Newhouse Partnership.

99.2	Waiver Letter Agreement, dated as of December 23, 2016, among Liberty Broadband Corporation, Charter Communications, Inc. and Advance/Newhouse Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each of Charter Communications, Inc., CCO Holdings, LLC and CCO Holdings Capital Corp. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC. Registrant

By:	/s/ Kevin D. Howard Kevin D. Howard Senior Vice President - Finance, Controller and Chief Accounting Officer

Date: December 28, 2016

CCO HOLDINGS, LLC Registrant

By:	/s/ Kevin D. Howard Kevin D. Howard Senior Vice President - Finance, Controller and Chief Accounting Officer

Date: December 28, 2016

CCO HOLDINGS CAPITAL CORP. Registrant

By:	/s/ Kevin D. Howard Kevin D. Howard Senior Vice President - Finance, Controller and Chief Accounting Officer

Date: December 28, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Letter Agreement, dated as of December 23, 2016, between Charter Communications, Inc. and Advance/Newhouse Partnership.

99.2	Waiver Letter Agreement, dated as of December 23, 2016, among Liberty Broadband Corporation, Charter Communications, Inc. and Advance/Newhouse Partnership.